Exhibit (e)(i)

Amendment No. 2 to Distribution Agreement

This Amendment, dated as of September 12, 2016, to the Distribution Agreement (this “Amendment”) is made by and between Babson Capital Funds Trust (the “Trust”), a Massachusetts business trust, and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, the Trust and the Distributor entered into a Distribution Agreement dated August 21, 2013, as amended (the “Agreement”); and

WHEREAS, the Trust and the Distributor wish to amend the provisions of the Agreement as set forth herein.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.       The parties hereto agree to delete all references to “Babson Capital Funds Trust” and replace all such references with “Barings Funds Trust”.

2.       The current Appendix A to the Agreement shall be deleted in its entirety and replaced with a new Appendix A attached hereto, reflecting Fund name changes effective as of the date set forth above.

3.       Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

BARINGS FUNDS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Duncan Robertson	By:	/s/ Steven B. Price
Name: Duncan Robertson		Name: Steven B. Price
Title: President		Title: SVP & Director of
Distribution Services

APPENDIX A

LIST OF PORTFOLIOS

BARINGS GLOBAL FLOATING RATE FUND

BARINGS GLOBAL CREDIT INCOME OPPORTUNITIES FUND

BARINGS EMERGING MARKETS LOCAL CURRENCY DEBT FUND

BARINGS EMERGING MARKETS DEBT BLENDED TOTAL RETURN FUND

BARINGS TOTAL RETURN BOND FUND

BARINGS GLOBAL HIGH YIELD FUND

BARINGS ACTIVE SHORT DURATION BOND FUND

BARINGS U.S. HIGH YIELD FUND